MORGAN & COMPANY
CHARTERED ACCOUNTANTS

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Argentex Mining Corporation (an exploration stage company) on Form SB-2 of our Report of Independent Registed Public Accounting Firm, dated April 26, 2007, on the balance sheets of Argentex Mining Corporation (an exploration stage company) as at January 31, 2007 and 2006, and the related statements of operations, cash flows, and stockholders' deficiency for the two years in the period ended January 31, 2007 and 2006, and for the cumulative period from inception, December 31, 2001 to January 31, 2007.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

Vancouver, Canada — "Morgan & Company"

June 25, 2007 — Chartered Accountants

Tel: (604) 687-5841
Fax: (604) 687-0075
www.morgan-cas.com

MEMBER OF jhi

P.O. Box 10007 Pacific Centre
Suite 1488 - 700 West Georgia Street
Vancouver, B.C. V7Y 1A1